UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2016

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Continental Rail Corp.

(Exact name of registrant as specified in its charter)

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Nevada	333-194337	33-0864127
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2929 E. Commercial Blvd., PH-D, Ft. Lauderdale, FL 33308

(Address of Principal Executive Office) (Zip Code)

954-440-4678

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 - Entry into a Material Definitive Agreement

On June 24, 2016, Continental Rail Corp., (“Continental”), a Nevada corporation, entered into an Exchange Agreement (the “Exchange Agreement”) with TBG Holdings Corporation (“TBG”), a Florida corporation. Pursuant to the terms and conditions of the Exchange Agreement, Continental shall exchange 100% of its 10% membership interest in Continental Rail, LLC (“LLC”), a Florida LLC, in exchange for one million (1,000,000) common shares of Continental Rail Corp. held by TBG, par value $0.001 per share.

The LLC was organized by certain Continental Preferred Shareholders to provide management services to a financial institution (the “Firm”), for the Delta Southern Railroad (“Delta Southern”). Delta Southern is a Class III short-line railroad, owned by the Firm, headquartered in Tallulah, Louisiana. Delta Southern operates a 15 mile disconnected rail line from Monroe, LA, to Sterlington, LA. Continental would provide management services to Delta Southern, however the Firm required that the manager cannot be owned (more than 10%) or controlled by a public company. In consideration for a 10% membership interest in the LLC, Continental agreed to waive any rights it may have had to manage Delta Southern, as well as any other corporate opportunities previously introduced to Continental by the Preferred Shareholders.

The Exchange of the LLC interest was facilitated for the purpose of Continental to pursue future acquisitions and/or mergers with other public and/or private entities that would expand its opportunities to create value for Continental’s shareholders.

The foregoing summary description of the terms of the Exchange Agreement may not contain all information that is of interest to the reader. For further information regarding the terms and conditions of the Share Exchange Agreement, this reference is made to such agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by this reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d)

Exhibits

Exhibit 10.1

Agreement dated June 24, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 25, 2016	Continental Rail Corp.

	By:	/s/ Timothy Hart
Chief Financial Officer